NOTE

                                      Date: February 14, 1996

MOTHERS WORK, INC.
456 North Fifth Street
Philadelphia, Pennsylvania

              to

PIDC LOCAL DEVELOPMENT CORPORATION
2600 Centre Square West
1500 Market Street
Philadelphia, Pennsylvania 19102

         FOR VALUE RECEIVED, without defalcation, the undersigned, MOTHERS WORK, INC., a Delaware Corporation, having its principal place of business in Philadelphia County, Pennsylvania, (hereinafter called the "Maker"), does hereby promise to pay to the order of PIDC LOCAL DEVELOPMENT CORPORATION (hereinafter called "Holder"), at the office of said Holder in Philadelphia, Pennsylvania, the sum of Five Hundred Ninety Thousand Dollars and No Cents ($590,000.00) lawful money of the United States of America, together with interest on the unpaid balance at the rates set forth below from the date hereof until fully paid, said principal and interest to be payable as follows:

         Interest only at the rate of four and one-quarter percent (4-1/4%) per annum on that portion of the Two Hundred Ninety Thousand Dollars and No Cents ($290,000.00) amount of principal actually advanced by the Holder to the Maker pursuant to Program "A" under the Commitment Letter issued by Holder to Maker dated November 28, 1995 (hereinafter referred to as "Commitment Letter") and interest only at the rate of two percent (2%) per annum on that portion of the Three Hundred Thousand Dollars and No Cents ($300,000.00) amount of principal actually advanced by the Holder to the Maker pursuant to Program "B" under the aforesaid Commitment Letter. All of the aforesaid interest payments shall be paid on the first day of the first full calendar month following the initial disbursement hereunder and continuing until either March 1, 1996 or the first day of the first month after all sums have been advanced under the Commitment Letter, whichever shall first occur.

         Thereafter, commencing on the first day of the second month after all sums have been advanced under the Commitment Letter or the first day of April, 1996, whichever shall first occur, Maker shall pay to Holder the sum of $290,000.00 due under Program "A" together with interest thereon at the rate of 4-1/4% per annum in sixty (60) consecutive equal monthly installments of Five Thousand Three Hundred Seventy Three Dollars and Fifty Seven Cent. ($5,373.57) each. The monthly installment shall be adjusted in the event the entire $290,000.00 is not advanced under Program "A" of the Commitment Letter. Each such installment shall first be applied on account of interest at the aforesaid rate and the balance thereon shall be applied on account of principal. In the event any such installment due under this paragraph is more than fifteen (15) days late, Maker shall pay to Holder a late charge of three percent (3%) of such installment.

         In addition, commencing on the first day of the second month after all sums have been advanced under the Commitment Letter or the first day of April, 1996, whichever shall first occur, Maker shall pay to Holder the sum of $300,000.00 due under Program "B" together with interest thereon at the rate of 2% per annum in one hundred eighty (180) consecutive equal monthly installments of One

Thousand Nine Hundred Thirty Dollars and Fifty Three Cents ($1,930.53) each. The monthly installment shall be adjusted in the event the entire $300,000.00 is not advanced under Program "B" of the Commitment Letter. Each such installment shall first be applied on account of interest at the aforesaid rate and the balance thereon shall be applied on account of principal. In the event any such installment due under this paragraph is more than fifteen (15) days late, Maker shall pay to Holder a late charge of three percent (3%) of such installment.

         Maker shall pay to the Philadelphia Industrial Development Corporation, agent for Holder, for services rendered a monthly service charge of Seventy Three Dollars and Four Cents ($73.04) commencing not later than April 1, 1996 and continuing for 60 months, and thereafter the monthly service charge shall be reduced to Twenty Five Dollars and No Cents ($25.00) and shall continue throughout the remaining term of this Note. In addition, in the event Maker prepays all or part of the principal due hereunder, Maker shall pay to the Philadelphia Industrial Development Corporation, agent for Holder, at the time of such prepayment, an amount equal to 1/2 of 1% of the total amount prepaid.

         On or before March 1, 2011, the balance of the principal together with interest accrued and unpaid shall be paid by Maker to Holder.

         All of the terms, covenants and conditions of the aforesaid Commitment Letter are hereby incorporated by reference herein and any default by Maker under said Commitment Letter shall be an event of default herein.

         The said payments shall be applied on account of the interest, principal or other sums payable hereunder in such priority as the Holder may determine. In accordance with the provisions of the Commitment Letter, Maker shall issue two separate checks each month to Holder.

         The payment of this Note is secured by a Security Agreement of even date herewith from Maker to Holder granting Holder a first priority security interest in all of Maker's right title and interest in and to a certain Electra Systems, Inc. High Ply Knife Cutter-Model #VT7000 together with all increases, parts, fittings, accessories and attachments located at 456 North Fifth Street, Philadelphia, Pennsylvania and the proceeds thereof.

         Upon default hereunder, and after thirty (30) days written notice to Maker and the failure of Maker to cure said default within the aforesaid time period, the Maker does hereby empower any attorney of any Court of Record within the United States or elsewhere to appear for Maker, with or without a declaration filed, and confess judgment or judgments against said Maker in favor of the Holder or any subsequent holder hereof, as of any term, for the entire unpaid principal of this Note, and all arrearages of installment payments, together with costs of suit, attorney's commission of five percent (5%) for collection, and a release of all errors, on which judgment, execution or executions may issue forthwith. The Maker hereby waives the right of inquisition on all property levied upon to collect the indebtedness evidenced hereby and does voluntarily condemn the same and authorizes the Prothonotary to enter such condemnation, and waives and releases all laws, now in force or hereinafter enacted, relating to exemption, appraisement or stay of execution.

         If this Note is placed in an attorney's hands for collection, or collected by a suit or through a bankruptcy, or probate, or any other court, either before or after maturity, then in any of said events, there shall be paid to the holder of this Note reasonable attorney's fees and all costs and other expenses incurred by said holder in enforcing the terms of this Note.

         Failure to pay any part of principal or interest of this Note when due, or failure to carry out any of the terms, covenants or conditions of said Commitment Letter shall authorize the Holder to declare immediately due the whole of the same and exercise any and all the rights and remedies provided by the Uniform Commercial Code as well as other rights and remedies possessed by the Holder.

         The Maker and endorsers of this Note severally waive demand, presentment, notice of dishonor, diligence in collection, notice of protest, and agree to all extensions. and partial payments before or after maturity without prejudice to the Holder.

         IN WITNESS WHEREOF, Maker has executed this Note the day and year first above written.

                                                 MOTHERS WORK, INC.

  Attest: /s/ Elan M. Hitchner, III              By: /s/ Thomas Frank CFO
          -------------------------                  ------------------------
          Assistant Secretary